EXHIBIT 10.16

SOLITON, INC.
EXECUTIVE SEVERANCE PLAN
AND
SUMMARY PLAN DESCRIPTION

SOLITON, INC. EXECUTIVE SEVERANCE PLAN

Section 1
Purpose of the Plan

The Soliton, Inc. Executive Severance Plan (the “Plan”) has been established by Soliton, Inc. (the “Company”), effective as of March 1, 2021, for the purpose of providing severance benefits to eligible executives of the Company upon certain terminations of employment as described herein. The Plan supersedes any and all previous severance practices and policies of the Company with respect to the executives to whom the Plan is extended. This document serves as both the Plan document and as a summary plan description of the Plan.

Section 2
Definitions

a.“Administrator” means the person or persons appointed by the Compensation Committee of the Board of Directors of the Company to administer the Plan.
b.“Cause” means that an Executive: (i) pleads “guilty” or “no contest” to, or is convicted of a felony under federal or state law; (ii) engages in conduct, in the performance of the Executive’s duties for the Company, that constitutes gross negligence or willful misconduct; (iii) engages in substantiated fraud, misappropriation or embezzlement against the Company; or (iv) engages in any willful misconduct that causes material harm to the reputation of the Company. To the extent any act or claim allegedly giving rise to Cause may be cured, the Company shall provide the Executive with written notice within 30 days of the first instance of the act or claim allegedly giving rise to Cause and the Executive shall have 30 days to cure such act or claim. For purposes of this provision, no act or failure to act on the part of the Executive shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.
c.“Company” means Soliton, Inc.
d.“Confidentiality Agreement” means the any proprietary information agreement between the Company and the Executive.
e.“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
f.“Executive” means an executive of the Company with a title of Vice President or above.
g.“Good Reason” means  (i) the Company requires the Executive, without the Executive’s consent, to be based at any office located more than 50 miles from the Executive’s home; (ii) there is a 20% or greater reduction of the Executive’s then current base salary, other than a general reduction in base salary that affects all similarly situated employees of the Company in substantially the same proportions; or (iii) a material breach by the Company of any agreement entered into between the

Company and the Executive. Good Reason shall not exist hereunder unless the Executive provides notice in writing to the Company of the existence of a condition described above within a period not to exceed 90 days of the Executive learning of the facts that give rise to the claim of the Executive’s intent to terminate for Good Reason, and with respect to subsection (iii) of this definition, to the extent such material breach may be cured, the Company does not remedy the condition within 30 days of receipt of such notice.
h.“Plan” means this Soliton, Inc. Executive Severance Plan, as may be in effect from time to time.
i.“Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.
j.“Severance Benefits” means the benefits provided by the Company to eligible Executives pursuant to Section 5 of the Plan.

Section 3
Administration

The Plan shall be administered by the Administrator. The Administrator shall have full authority, in its absolute discretion, to administer the Plan, including the authority to interpret, construe and apply any provisions of the Plan and to decide all matters arising in connection with the operation or administration of the Plan. The decisions of the Administrator shall be final and binding on all parties.
The Administrator shall be the plan administrator of the Plan for purposes of ERISA.

Section 4
Eligibility

All Executives shall be eligible to participate in the Plan; provided that any such Executive who is a party to an employment agreement or similar agreement with the Company that provides severance benefits shall not be eligible to participate in the Plan while such agreement is in effect.

Section 5
Benefits and Conditions on Benefits

a.Termination of Employment. If the Executive’s employment with the Company terminates for any reason, the Company will pay or provide to the Executive: (i) any unpaid base salary through the date of the employment termination, (ii) any unpaid annual bonus for the compensation year prior to the compensation year in which the termination occurs (payable at the time the bonuses are paid to employees generally), (iii) reimbursement for any unreimbursed business expenses incurred through the employment termination date, to the extent reimbursable in accordance with Company policy, and (iv) all other payments or benefits (if any) to which the Executive is entitled under the terms of any benefit plan or arrangement.

b.Severance Benefits. If the Executive’s employment with the Company is terminated by the Company without Cause or by the Executive for Good Reason, then subject to Section 5(d) below, the Executive shall be entitled to receive the following Severance Benefits:

i.a severance payment equal to six months of continued payment of then current base salary, which shall be paid in accordance with the Company’s payroll practice in effect for executives;
ii.a pro-rated portion of the target bonus opportunity in effect for the Executive for the compensation year in which the employment termination occurs (determined by multiplying such target bonus amount by a fraction, the numerator of which is the number of full months of employment in the compensation year in which the employment termination occurs and the denominator of which is 12), with such payment to be made in a single lump sum payment 60 days following such employment termination; and
iii.and if the Executive is eligible for and elects to continue to participate in the Company’s medical and dental benefit programs pursuant to COBRA and applicable state continuation laws and regulations, the Company will pay to the Executive an amount equal to the Company’s portion of the Executive's medical and dental insurance premiums under COBRA as paid during active employment (for the Executive and eligible spouse and dependents) until the earlier of: six months from the Executive's employment termination date or the date the Executive is eligible for medical and/or dental insurance benefits from another employer. Such payment shall be paid at the same time the severance payment described in Section 5(i) above is paid to the Executive.
c.Offset.
i.Subject to Section 409A, the Company may offset any amounts the Executive owes the Company against any amounts the Company owes the Executive, including the Severance Benefits; provided, that such offset shall occur only upon the termination of the Executive’s employment with the Company.
ii.To the extent that a federal, state or local law may require the Company to make a payment to an Executive, including but not limited to a payment under the Worker Adjustment and Retraining Notification Act, because of that Executive’s termination of employment (other than any salary, bonus or vacation pay earned prior to the date of such termination of employment), any Severance Benefits payable under the Plan shall be reduced by the amount of the statutorily required benefit.

d.Release of Claims. The Company will be obligated to provide the Severance Benefits only if the Executive (i) has not breached, and only for so long as the Executive does not breach, the Executive’s obligations under any Confidentiality Agreement, and (ii) executes and delivers to the Company a release of claims in favor of the Company in a form reasonably satisfactory to the Company. Such release (which shall be provided to the Executive within five days following the Executive’s employment termination date) must be executed and delivered within 30 days following the Termination Date, or such longer period as set forth in the release document. If such release provides the

Executive with a revocation period, Severance Benefits shall not commence until the revocation period applicable to such executed release of claims has expired without revocation of such release, and the first payment of such Severance Benefits shall include any amount that was otherwise scheduled to be paid prior thereto.

Section 6
Amendment or Termination of the Plan

The Company reserves the right in its sole and absolute discretion to amend, modify or terminate the Plan, in whole or in part, and at any time; provided that any such amendment or termination shall not affect any Severance Benefits being paid to an Executive at the time of such Plan amendment or termination.

Section 7
Claims Procedure

An Executive claiming a benefit under the Plan that has been denied for any reason may file a written claim with the Administrator within 60 days of the Executive’s termination of employment. The Executive will be notified in writing within 90 days after the claim is filed (or the Executive will receive a written notice within such 90 days stating an additional 90 days is needed to rule upon the claim, in which case the Executive will receive a written notice within 180 days). If the claim is denied, the notification will (a) indicate the reasons for the denial and cite the specific Plan provisions on which the denial is based; (b) describe any additional information that may be needed for approval of the Employee’s claim; and (c) explain the review procedure.
The Executive may request a further review of the claim denial by delivering written notice to the Administrator within 60 days after receipt of the denial notice. The Executive may request in writing the opportunity to review pertinent documents prior to submission of a written appeal. Within 60 days after receiving the written appeal, the Administrator will notify the Executive in writing of its final decision (or the Executive will receive a written notice within such 60 days stating an additional 60 days is needed to rule upon the claim, in which case the Executive will receive a written notice within 120 days). This decision will contain specific reasons and cite the Plan provisions on which the denial is based.

Section 8
Miscellaneous Provisions

a.No Executive may assign or transfer any part of the Executive’s rights or duties hereunder, or any benefits due to the Executive hereunder, to any other person.
b.The Plan shall, in all respects, be governed by, and construed and enforced in accordance with, the laws of the State of Texas without reference to the principles of conflicts of law, except to the extent preempted by ERISA. Any action, suit or other legal proceeding that is commenced to resolve any matter arising under or relating to any provision of this Agreement shall be submitted to the exclusive jurisdiction of any federal court in Houston, Texas. The parties agree to waive any right to a jury trial.
c.All amounts payable hereunder to an Executive shall be subject to all applicable federal, state or local taxes that the Company may reasonably determine are required to be withheld.

d.Nothing contained herein shall confer upon any Executive the right to be retained in the service of the Company nor limit the right of the Company to discharge or otherwise deal with any Executive.
e.The Plan shall be unfunded. Benefits under the Plan shall be paid from the general assets of the Company and no provision shall at any time be made with respect to segregating assets of the Company for payment of any benefits hereunder. No Executive or any other person shall have any interest in any particular assets of the Company by reason of the right to receive benefits under the Plan and any such Executive or other person shall have only the rights of an unsecured creditor of the Company with respect to any rights under the Plan.
f.It is intended that this Plan and related severance agreements will comply with Section 409A and any regulations and guidelines issued thereunder to the extent the Plan is subject to Section 409A. The Plan shall be interpreted on a basis consistent with such intent. If at the time of the Executive’s termination of employment for reasons other than death he is a “Key Employee” as determined in accordance with Section 409A, any amounts payable to the Executive pursuant to the Plan that are subject to Section 409A shall not be paid or commence to be paid until six months following the Executive’s termination of employment, or if earlier, the Executive’s subsequent death.

Section 9
Additional Information

Plan Name:	Soliton Inc. Executive Severance Plan
Plan Sponsor:	Soliton, Inc. 5304 Ashbrook Drive Houston, TX 77081
Plan Sponsor’s EIN:	36-4729076
Plan Number:	501
Type of Plan:	Welfare
Plan Year End:	December 31
Plan Administrator:	Soliton, Inc. 5304 Ashbrook Drive Houston, TX 77081 Telephone: 844-705-4866 Attention: Chief Financial Officer
Agent for Service of Legal Process:	Soliton, Inc. 5304 Ashbrook Drive Houston, TX 77081 Attention: Legal Department

Section 10
Employee Rights under ERISA

As a participant in the Plan, an Executive is entitled to certain rights and protections under ERISA and regulations issued by the Department of Labor. ERISA provides that all Plan participants shall be entitled to:
a.Examine, without charge, at the Administrator's office and at other locations, all Plan documents, including copies of all documents filed with the U.S. Department of Labor (such as annual reports).
b.Obtain copies of the Plan document and other Plan information, if any, upon written request to the Company. The Company may make a reasonable charge for the copies.
In addition to creating certain rights and protections for Plan participants, ERISA imposes obligations upon the persons who are responsible for the operation of the Plan. These people are referred to as "fiduciaries." Fiduciaries must act solely in the interest of all of the Plan participants and beneficiaries, and they must exercise prudence in the performance of their duties. No one, including an employer, may fire an Executive or otherwise discriminate against an Executive to prevent the Executive from obtaining a benefit or exercising his or her rights under ERISA.
If an Executive’s claim for a benefit is denied, in whole or in part, he or she must receive a written explanation of the reason for the denial. In addition, the Executive may obtain copies of documents relating to the decision without charge. The Executive has the right to have the claim reviewed and reconsidered by the Company without charge.
If an Executive believes any of his or her rights under ERISA are violated or his or her claim is denied or ignored, he or she may file suit in court. The Department of Labor will help with the grievance. Legal process can be served upon the Company by service of process upon its designated agent at the address set forth above.
    In addition to any penalties involved, the court may include the Executive’s legal costs and attorneys' fees in the settlement, if it is in the Executive’s favor. If the Executive loses the suit, the court may order the Executive to pay these costs and fees for both parties. Some examples of the situations for which an Executive could file suit are: (1) an unreasonable delay (beyond 30 days) in providing requested Plan documents, which could result in a $110 fine for each day's delay if it was found to be within the control of the Company; (2) improper denial of the Executive’s claim for a benefit; or (3) misuse of the Plan funds by a fiduciary.
If an Executive has any questions about the Plan, the Executive should contact the Company. If the Executive has any questions about his or her rights under ERISA, the Executive should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in the telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, DC 20210. An Executive may also obtain certain publications about his or her rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.